Amerityre Corporation Receives
Equity Standard Listing Rules 5550(b) Notice

Boulder City, Nevada (October 9, 2009) – Amerityre Corporation (NASDAQ: AMTY)-- a leading manufacturer of polyurethane flat proof tires, today announced that the company was notified by NASDAQ on October 5, 2009 that it was out of compliance as of June 30, 2009 with the stockholders' equity requirement for continued listing set forth in Equity Standard Listing Rules 5550(b). Per the above rule, the Company’s common stock is subject to potential delisting from the NASDAQ Capital Market because the Company does not have a minimum of $2,500,000 in stockholders’ equity, $35,000,000 market value of listed securities, or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years.

On or before October 20, 2009, the Company is required to provide NASDAQ with a specific plan of how it will achieve and sustain compliance with NASDAQ Capital Market listing requirements, including a time frame for completion of such plan. The Company expects to provide a plan of action as required with the intention of returning to compliance with NASDAQ requirements.

The Company anticipates that its implementation of cost cutting measures combined with anticipated increases in revenues and successful fundraising efforts will be sufficient to bring it back into compliance with the minimum stockholders’ equity requirements.

About Amerityre Corporation

Since 1995, Amerityre (Nasdaq:AMTY) has pioneered the use of polyethylene material in the manufacture of flat proof tires in bicycles, mobility, industrial, and recreational tires. In 2003 we began development of our polyurethane Elastothane™ elastomer technology. This technology would allow us to ultimately develop a comprehensive line of tires and tire products based on polyurethane instead of rubber. These products include tire fill, solid tires, composite tires and pneumatic passenger vehicle tires.

For more information on Amerityre, visit its website at www.amerityre.com

This release may contain statements that are forward-looking. Such statements, including those related to the prospects for and/or the benefits of Amerityre’s technology, materials, license and/or development agreements are made based upon current expectations that are subject to risks and uncertainties. Such risks and uncertainties include the factors discussed in our Annual Report on Form 10-K for the year ended June 30, 2009, as well as Forms 10-Q and other filings with the Securities and Exchange Commission. Amerityre does not undertake to update forward-looking statements in this news release to reflect actual results of and changes in assumptions or changes in other factors affecting such forward-looking information.

Company Contact:
Anders Suarez
asuarez@amerityre.com
(702) 293-1930